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FOR IMMEDIATE RELEASE
FOR MORE INFORMATION CONTACT:
H. Glenn Mouw, Executive Vice President - (360) 679-4181

                   INTERWEST BANCORP, INC. ISSUES $40 MILLION
                          OF TRUST PREFERRED SECURITIES

         OAK HARBOR, WA - NOVEMBER 15, 1999 - InterWest Bancorp, Inc. (InterWest Bancorp) (Nasdaq: IWBK), announced today that it has issued 9.875 percent trust preferred securities in the aggregate amount of $40 million through InterWest Capital Trust I, its trust affiliate formed for the purpose of the offering. The securities issued in the offering were sold in a private transaction pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the "Act") and have not been registered under the Act. Sandler O'Neill & Partners, L.P. acted as lead manager for the offering and was co-managed by Keefe, Bruyette & Woods, Inc. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities have an offering price of $1,000 per security and will receive distributions at a fixed rate of interest of 9.875 percent per annum.

         InterWest Capital Trust I intends to use the proceeds from the sale of the trust preferred securities to purchase 9.875 percent Junior Subordinated Debentures due November 14, 2029 of InterWest Bancorp. InterWest Bancorp intends to use the net proceeds from the sale of the Junior Subordinated Debentures, which are estimated to be about $38 million, for general corporate purposes, such as the repurchase of its common stock and capital contributions to its banking subsidiaries.

         "We believe the issuance of trust preferred securities will supplement our capital position," said Stephen M. Walden, President and Chief Executive Officer. "Increasing capital will facilitate our plans for commercial banking growth and expansion," Walden added.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state.

         InterWest Bancorp conducts its financial service business through the 56 branch offices of its banking subsidiaries: InterWest Bank, Pacific Northwest Bank, Kittitas Valley Bank, N.A. and National Bank of Tukwila. A full range of non-traditional financial products are available through InterWest Financial Services Inc. and insurance products are provided through InterWest Insurance Agency, Inc., which are subsidiaries of InterWest Bank. As of September 30, 1999, InterWest Bancorp had total consolidated assets of approximately $2.6 billion.

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         This release may contain certain forward-looking statements and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.